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                               STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (this "Agreement") dated October 23, 1997, by and among The Triumph Group Operations, Inc., a Delaware corporation ("Buyer"), and Stolper-Fabralloy Company, LLC, a Wisconsin limited liability company, ("Company"), Ticonderoga Partners III, L.P., a limited partnership organized under the laws of Delaware ("Ticonderoga") and Stolper Industries, Inc., a Wisconsin corporation, ("Stolper") Lexington Partners IV, L.P., a limited partnership organized under the laws of Delaware ("Lexington"), SBC Warburg Dillon Read, Inc. as Agent ("SBC"), David J. Drury ("Drury"), Max O. Mitchell ("Mitchell"), William J. Hinz ("Hinz") and Wedel Enterprises, Inc., a Wisconsin corporation ("Wedel") (Stolper, Lexington, SBC, Drury, Mitchell, Hinz and Wedel are collectively referred to as the "Direct Shareholders" and together with Ticonderoga as the "Shareholders").

                                       RECITALS

         A. The Direct Shareholders and S-F Holding Corporation, a Delaware corporation ("S-F Holding"), collectively own 100% of the membership interests in Company. Ticonderoga owns all of the issued and outstanding capital stock of S-F Holding.

         B. The Company's facilities consist of leased facilities located at 115 N. Janacek Road, Brookfield, Wisconsin, and 2635 South 24th Street, Phoenix, Arizona (collectively the "Facilities").

         C. Shareholders wish to designate Jan Wedel and David J. Drury as their agents and attorneys-in-fact (the "Shareholders' Agents") with the authority to act on their behalf in connection with the sale of the Shares to Buyer.

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.  PURCHASE AND SALE OF SHARES

         Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Shareholders shall sell to Buyer and Buyer shall purchase from Shareholders (i) each of the Direct Shareholders' membership interests in Company, and (ii) the shares of S-F Holding owned by Ticonderoga (such membership interests in Company and shares of stock in S-F Holding collectively referred to as the "Shares").

2.  PURCHASE PRICE - PAYMENT

    2.1. Purchase Price. Subject to the adjustment in Section 2.3, the aggregate purchase price (the "Purchase Price") payable for the Shares shall be $22,205,268, based upon the calculation of the Purchase Price contained in
Schedule 2.1.(a). Except as provided in Section 2.2, all payments of Purchase Price, including any adjustments thereto, are to be made to the Shareholders in accordance with their respective ownership interests in the Company as described on the attached Schedule 2.1.(b).


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    2.2. Payment of Purchase Price.  The Purchase Price shall be paid by
Buyer as follows:

              2.2.(a)   Cash to Escrow Agent.  At the Closing, Buyer shall
    deliver to the Escrow Agent, under the Escrow Agreement, the sum of $3,500,000 (the "Escrow Account").

              2.2.(b)   Cash to Shareholders' Agents.  At the Closing, Buyer
    shall deliver to the Shareholders' Agents, pursuant to the Shareholders Agreement, the sum of $1,000,000.

              2.2.(c)   Cash to Shareholders.  At the Closing, Buyer shall
    deliver the Purchase Price, less the amount paid to the Escrow Agent pursuant to Section 2.2.(a) above and less the amount paid to the Shareholders' Agents pursuant to Section 2.2.(b) above, to the Shareholders in accordance with the percentages on Schedule 2.1.(b).

              2.2.(d)   Method of Payment.  All payments under this Article 2
    shall be made by wire transfer of immediately available funds to accounts designated in advance in writing by the recipients and attached as Schedule 2.2.(d).

    2.3. Adjustment of Purchase Price. The Adjusted Purchase Price payable for the Shares ("Adjusted Purchase Price") shall be $30,000,000 plus Excess Working Capital (as hereinafter defined in Section 2.4) less Excluded Debt (as hereinafter defined in Section 2.4). On or before the fifth business day following the final determination of the Final Closing Balance Sheet (as hereinafter defined) (such date referred to as the "Settlement Date"), either
(i) the Escrow Agent shall pay to Buyer the amount, if any, by which the Purchase Price exceeds the Adjusted Purchase Price, or (ii) Buyer shall pay to the Shareholders in accordance with the percentages on Schedule 2.1.(b) without set-off or adjustment of any kind the amount, if any, by which the Adjusted Purchase Price exceeds the Purchase Price. Immediately following or simultaneously with the payments required by (i) and (ii) above of this
Section 2.3, the Escrow Agent shall pay to Shareholders the amount, if any, by which the Escrow Account exceeds $2,500,000.

    2.4. Determination of Adjusted Purchase Price.

         2.4.(a)   Definitions of Excess Working Capital and Excluded Debt.

                   2.4.(i)   Excess Working Capital.  The term "Excess Working
         Capital" shall mean the dollar amount, if any, by which the "Net Working Capital" of the Company on October 25, 1997 exceeds $8,250,000. "Net Working Capital" for this purpose shall mean the dollar amount by which the net book value of the current assets of the Company exceeds the net book value of the current liabilities of the Company (exclusive of current maturities of Excluded Debt) on the Final Closing Balance Sheet. Schedule 2.4.(a) contains a calculation of Excess Working Capital based upon the Recent Balance Sheet (as hereinafter defined).

----------------------------
(*) This number will be increased in the manner shown in Schedule 2.4.(a) by the current

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                   2.4.(ii)  Excluded Debt.  The term "Excluded Debt" shall
         mean the sum on October 25, 1997 of the Company's bank term debt, bank revolving debt, subordinated debt and its liability for capital lease obligations associated with those leases identified in Schedule 2.4.(a), in each case as reflected in the Final Closing Balance Sheet.
         Schedule 2.4.(a) contains a calculation of Excluded Debt based upon the Recent Balance Sheet.

         2.4.(b)   Final Closing Balance Sheet.  The Final Closing Balance
    Sheet of Company prepared as of October 25, 1997 shall be prepared as follows:

                   (i) Prior to December 23, 1997, Buyer shall deliver to the Shareholders a balance sheet of Company as of October 25, 1997, prepared in accordance with generally accepted accounting principles ("GAAP") from the books and records of Company, on a basis consistent with the GAAP theretofore followed by Company in the preparation of the Company's Financial Statements as of December 28, 1996 (the "Proposed Closing Balance Sheet"). The Proposed Closing Balance Sheet shall be accompanied by detailed schedules of the assets and liabilities of Company as of October 25, 1997, and related statements of income and cash flows for the calendar year to date and shall set forth: (1) the amount of Excluded Debt and Excess Working Capital, (2) that the balance sheet has been prepared in accordance with GAAP, on a basis consistent with the accounting principles theretofore followed by Company, and (3) the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 2.3 hereof.

                   (ii) Within 30 days following the delivery of the Proposed Closing Balance Sheet referred to in (i) above, the Shareholders or a firm of independent accountants engaged by the Shareholders ("Shareholders' Accountants") may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any payment by Buyer or the Shareholders pursuant to Section 2.3 hereof. Any such objection shall be made in writing and shall state the Shareholders' determination of the amount of Excluded Debt and Excess Working Capital.

                   (iii) In the event of a dispute or disagreement relating to the Proposed Closing Balance Sheet or schedules which Buyer and the Shareholders are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an independent accounting firm of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by the Shareholders and Buyer. The Third Accounting Firm shall make a determination of the balance sheet of Company as of October 25, 1997 and the calculation of Excluded Debt and Excess Working Capital, which shall be final and binding for purposes of this Article 2, and the resolution of such dispute shall be incorporated into the Final Closing Balance Sheet (as hereinafter defined). The Third Accounting Firm shall be instructed to use every

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maturities of Excluded Debt as of the Closing Date.

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         reasonable effort to perform its services within 15 days of submission of the Proposed Closing Balance Sheet to it, and in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared 50% by Buyer and 50% by the Shareholders.

                   As used in this Agreement, the term "Final Closing Balance Sheet" shall mean the balance sheet of Company as finally determined for purposes of this Article 2, whether by acquiescence of the Shareholders in the Proposed Closing Balance Sheet supplied by Buyer in accordance with Section 2.4.(b)(i), by negotiation and agreement of the parties or by the Third Accounting Firm in accordance with Section 2.4.(b)(iii).

                   (iv) Buyer agrees to permit the Shareholders, the Shareholders' Accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Company, which documents and access are necessary to examine the balance sheet to be delivered by Buyer in accordance with Section 2.4.(b)(i) as well as related statements of operations and cash flows and prepare all applicable income and franchise tax returns. In addition, if a physical inventory is to be taken, Shareholders' Accountants shall have the opportunity to take or observe the taking of the inventory in connection with the preparation of such balance sheet.

                   (v) Notwithstanding any provision contained herein requiring that the Final Closing Balance Sheet be prepared in a manner consistent with past practices of the Company or in accordance with generally accepted accounting principles, the Final Closing Balance Sheet shall be prepared using the criteria identified in Schedule 2.4.(b).

    2.5. LLC Tax Matters.

         2.5.(a)   Payment of Accounting and Tax Preparation Fees.  Buyer shall be responsible for all accounting and tax preparation fees incurred by Shareholders in the preparation of financial statements and tax returns up to the amount accrued for such expenses as reflected in the Final Closing Balance Sheet.

         2.5.(b)   Control of Contest.  Shareholders shall have the right, at their own expense, to control any audit or determination by any taxing authority, initiate any claim for refund or amended tax return and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to Taxes of Company or Members of Company for periods ending on or prior to October 25, 1997. Each party will allow the other and its accountants or counsel (at its or their own expense) to be represented during any audits of income tax returns of Company to the extent the disputed items therein relate to Company and the resolution of such designated items may adversely affect the other party.

         2.5.(c)   General.  Buyer and Shareholders shall grant each other, and following the Closing, Buyer shall cause the Company to grant to Shareholders, the rights, at reasonable times and upon reasonable notice, access to personnel, and to copy and use, any records or information that may be relevant in connection with the preparation of any tax returns, any audit or other examination by any taxing authority or any litigation relating to liability for Taxes attributable to operations of the Company prior to Closing. Information required in the filing of any such return shall be provided to the other party not less than 30 days before such return is due. Shareholders, Buyer and Company shall retain all records relating to taxes for so long as the statute of limitations with respect thereto shall remain open. Buyer in turn shall be afforded the opportunity to review and comment on the Company's tax returns filed subsequent to October 25, 1997 for periods ending on or prior to October 25, 1997.

3.  REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

    Company and Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date and shall survive the Closing of the transactions provided for herein for the periods provided in Section 9.4. With respect to those representations and warranties below that are stated to "Shareholders' Knowledge" or similar terminology, "Knowledge" shall mean the actual knowledge of the Shareholders and Jan Wedel, Dave Marcy, Hank Holmes, Tom Tanner, George Semrad or Mike Liebe. In the case of Stolper, knowledge means the actual knowledge of Lloyd Gerlach and any current employee. Regardless of the foregoing, the representations and warranties set forth in Section 3.2 are made severally by each Shareholder, with respect to such Shareholder only, and the representations and warranties made in Section 3.22 are made only by Ticonderoga.

    3.1. Corporate.

         3.1.(a)   Organization.  Company is a limited liability company duly organized and validly existing under the laws of the State of Wisconsin.

         3.1.(b)   Corporate Power.  Company has all requisite power and
    authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

         3.1.(c)   Qualification.  Company is duly licensed or qualified to do business as a foreign limited liability company, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 3.1.(c).

              3.1.(d)   Subsidiaries.  Except as disclosed on Schedule 3.1.(d),
    Company does not own any interest in any corporation, partnership or other entity.

         3.1.(e)   Corporate Documents, etc.  The copies of the Articles of
    Organization and the Operating Agreement of the Company, including any amendments thereto (the "Charter Documents"), which have been delivered by Shareholders to Buyer are true, correct and complete copies of such instruments as presently in effect. The officers of the Company are listed in Schedule 3.1.(e).

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         3.1.(f)   Capitalization of the Company.  The respective membership
    interests of all of the members of Company are contained on Schedule 2.1.(b). Except as set forth in Schedule 2.1.(b), or as provided for in the Company's Operating Agreement, each of the members of Company has fully paid in all requisite contributions to capital of Company. There are no
    (a) securities convertible into or exchangeable for any ownership interest in the Company, (b) options, warrants or other rights to purchase or subscribe to an ownership interest in the Company or securities which are convertible into or exchangeable for an ownership interest of Company, or
    (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any ownership interest of Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

    3.2. Shareholders.

         3.2.(a)   Power.  Each Shareholder has full power, legal right and
    authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby to which such Shareholder is a party (such other documents sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby.

         3.2.(b)   Authorization.  The execution and delivery of this Agreement and the Ancillary Instruments, and full performance thereunder, have been duly authorized by the board of directors of (i) each Shareholder which is a corporation, or (ii) the general partner of each Shareholder which is a limited partnership, and no other or further act on the part of any Shareholder is necessary therefor.

         3.2.(c) Validity. This Agreement has been duly and validly executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         3.2.(d)   Title.  Each Shareholder has, and at Closing Buyer will
    receive, good and marketable title to the Shares to be sold by such Shareholder hereunder, free and clear of all Liens (as defined in Section 3.12) including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

    3.3. No Violation.

         3.3.(a)   Except as set forth in Schedule 3.3, the execution and
    delivery of this Agreement and the Ancillary Instruments, the performance by the Company and the Shareholders of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby do not and will not conflict in any respect with, or result in any violation of or default (or give rise to any right of termination, cancellation or acceleration) under (i) any provision of the Charter Documents of the Company, (ii) any note, bond, mortgage, indenture, material lease or other material agreement of the Company or (iii) any judgment, order, decree, statute, law, or regulation.

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         3.3.(b)   Except for applicable requirements of the Hart-Scott-Rodino
    Antitrust Improvements Act of 1976 (the "HSR Act") and as set forth in
    Schedule 3.3, no consent, approval, authorization, order, filing, registration or qualification with or to any person, including, but not limited to, any governmental authority ("Consent") is required to be obtained by the Company or any Shareholder in connection with the execution and delivery of this Agreement and the Ancillary Instruments, the performance by the Company and the Shareholders of their respective obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby other than any Consent in respect of which the failure to obtain such Consent, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder and to carry on its business following the Closing Date.

    3.4. Financial Statements. Company has delivered to Buyer complete and correct copies of the financial statements of the Company for the years ended December 31, 1995 and 1996, and the year-to-date through August 23, 1997 (the balance sheet as of August 23, 1997 being referred to herein as the "Recent Balance Sheet") (collectively, the "Financial Statements"), in each case, consisting of balance sheets as of such respective dates and the related statements of income and cash flow for each of the fiscal periods then ended and, except for the financial statements for the year to date through August 23, 1997, audited by Price Waterhouse LLP, independent auditors for Company for such years. Except as disclosed on Schedule 3.4, the Financial Statements have been prepared in accordance with GAAP throughout the periods involved, and present fairly, in all material respects, the financial position, results of operation and cash flows of the Company as at and for the periods indicated.

    3.5. Tax Matters.

         3.5.(a)   Provision For Taxes.  The provisions made on the Recent
    Balance Sheet for payment of Taxes is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments (collectively, "Taxes") which are the obligations of Company as of said date. Since the date of the Recent Balance Sheet, Company has not incurred any obligations for Taxes or obligations to make Tax Distributions other than those incurred in the ordinary course of business consistent in type and amount with past practices of Company.

         3.5.(b)   Tax Returns Filed.  Except as set forth on Schedule 3.5.(b), all federal, state, foreign, county, local and other tax returns (including amendments thereto) required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by Company for each of its 2 most recent fiscal years have been delivered to Buyer.

         3.5.(c)   Tax Audits.  The federal and state income tax returns of
    Company have been audited by the Internal Revenue Service and appropriate state taxing authorities

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    for the periods and to the extent set forth in Schedule 3.5.(c), and
    Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

         3.5.(d)   Consolidated Group.  Company has never been included in a
    consolidated tax return of any other entity.

         3.5.(e)   Section 754 Election.  No election under Section 754 of the
    Internal Revenue Code of 1996 has been made by the Shareholders with respect to the Company or the membership interests therein.

    3.6. Accounts Receivable. All accounts receivable of the Company that are reflected on the Recent Balance Sheet and the Final Closing Balance Sheet (the "Accounts Receivable") represent (or will represent) valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable will be as of the Closing Date collectible net of the reserves shown on the Final Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice and will not represent a material adverse change from the Recent Balance Sheet in the composition of such Accounts Receivable in terms of aging). To the Knowledge of Shareholders, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Any Accounts Receivable which are not collected and for which Buyer makes a claim for indemnification will be assigned to Shareholders (for their sole benefit) and Buyer will fully cooperate (at no unreimbursed expense to Buyer) with Shareholders in good faith to assist Shareholders in collecting any such Accounts Receivable.
 Schedule 3.6 contains a true and complete list of all Accounts Receivable as of the date of the Recent Balance Sheet, which list sets forth the aging of such Accounts Receivable.

    3.7. Inventory. All inventory of Company reflected on the Recent Balance Sheet consists in all material respects of a quality and quantity useable and saleable in the ordinary course of business.

    3.8. Absence of Certain Changes. Except as set forth on Schedule 3.8 or as otherwise contemplated by this Agreement, since the Recent Balance Sheet
(i) there has been no change in the financial condition or business of Company that has had or would reasonably be expected to have a Material Adverse Effect, except for any change resulting from general economic, financial or market conditions, (ii) there has been no physical damage, destruction or loss that, after taking into account any insurance recoveries payable in respect thereof, has had or would reasonably be expected to have, a Material Adverse Effect, (iii) there has been no sale, assignment or transfer of any material assets of the Company except in the ordinary course of business, (iv) except as required by GAAP, the Company has not changed any of its accounting principles or the methods by which such principles are applied for tax or financial reporting purposes, and (v) the Company has not entered into any agreement to do any of the things described in this Section
3.8. The term "Material Adverse Effect" shall mean any event, occurrence, fact, condition, change or effect that is materially adverse to the business, assets, liabilities, results of operations, or financial condition of the Company, taken as a

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whole.

    3.9. Absence of Undisclosed Liabilities. Except as disclosed in the Recent Balance Sheet, or in the Disclosure Schedules, Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which have had or would reasonably be expected to have a Material Adverse Effect.

    3.10. No Litigation. Except as set forth in Schedule 3.10 there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal, administrative or arbitrable ("Litigation") pending, or to the Knowledge of Shareholders, threatened against Company or any of its assets.

    3.11.     Compliance With Laws and Orders.

         3.11.(a) Compliance. Except as set forth in Schedule 3.11.(a), to Shareholders' Knowledge, Company is not in default or violation of any applicable statutes, laws, ordinances, rules or regulations ("Laws") or any applicable judgments, orders, writs, injunctions or decrees of any court, administrative agency, arbitrator or mediator ("Orders"), which either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or materially impact the ability of Company to perform its obligations hereunder. Except as set forth in Schedule 3.11.(a), Company has not within the last five years received written notice of any violation or alleged violation of any Laws or Orders.

         3.11.(b) Licenses and Permits. Company has all licenses, permits, approvals, authorizations and consents of all government entities and all certification organizations required for the conduct of the business as presently conducted and for the operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in
    Schedule 3.11.(b), are in full force and effect, and except as disclosed in
    Schedule 3.11.(b) will not be terminated, cancelled, withdrawn or rescinded as a result of the transactions contemplated hereby.

         3.11.(c)  Environmental Matters.  Except as set forth in
    Schedule 3.11.(c):

                   (i) To Shareholders' Knowledge, the Company is, and since September 30, 1994 has been, in compliance with and is not in violation of or liable under any Environmental Law, except for such violations and liabilities that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither any Shareholder nor the Company has received any written order, notice or other communication of any actual or alleged obligation to undertake or bear the cost of any liability associated with the violation of any Environmental Law.

                   (ii) There are no pending or, to Shareholders' Knowledge, threatened claims, or other restrictions of any nature, arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties or operations in which the Company has an interest and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                   (iii) To Shareholders' Knowledge, there are no Hazardous Materials present on or in the Facilities, except for such Hazardous Materials which are present in quantities used in the ordinary course of business and which are handled in accordance with all applicable laws. To Shareholders' Knowledge, there are no underground storage tanks, asbestos containing materials or detectable levels of radon at any of the Facilities or at any other property owned or operated by the Company. To Shareholders' Knowledge, neither any Shareholder nor the Company, nor any other person for whose conduct it is or may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest, except in compliance in all material respects with all applicable Environmental Laws.

                   (iv) To Shareholders' Knowledge, since September 30, 1994 there has been no release, or threat of release, of any Hazardous Materials at or from the Facilities or at or from any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, processed or disposed from or by the Company at the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) and for which the Company is or may be held responsible.

                   (v) Shareholders have made available to Buyer and its Agents (including but not limited to ERM) true and complete copies and results of any reports, studies or monitoring known to the Shareholders' Agents or possessed or initiated by or for the Company pertaining to Hazardous Materials in, on or under the Facilities, or concerning compliance by the Company or any other person for whose conduct it is or may be held responsible, with Environmental Laws.

                   (vi) To the Knowledge of Shareholders and the Company, there are no material capital expenditures with a cost exceeding $100,000 which the Company is required to incur to meet its obligations under applicable Environmental Laws in effect as of the Closing Date.

                   (vii)     For purposes of this Agreement,

                        (A) The term "Hazardous Materials" means hazardous substances, regulated substances, pollutants or contaminants as defined under any applicable federal, state or local Environmental Law, or any other substance considered toxic, hazardous or a potential threat to human health or the environment under applicable law or common law;

                        (B) The term "Environmental Law" means any applicable law, statute, ordinance, regulation, order or ruling promulgated or issued by any federal, state or local legislative, juridical, administrative or regulatory body, or any requirement of common law, relating to the protection of the environment; and

                        (C) The term "Hazardous Activity" shall mean any activity involving the management or use of Hazardous Materials other than in the ordinary course of business and in compliance in all material respects with Environmental Laws.

    3.12.     Title to and Condition of Properties.

         3.12.(a) Marketable Title. On the Closing Date, the Company shall have good and marketable title to all of Company's assets, business and properties, including, without limitation, all such properties reflected in the Recent Balance Sheet, other than inventory disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens (statutory or otherwise), security interests, pledges, charges or encumbrances of any nature whatsoever (collectively, "Liens") except (i) those described in Schedule 3.12, (ii) in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, or (iii) municipal and zoning ordinances and easements for public utilities.

         3.12.(b) Condition. The property, assets and equipment of the Company are in good operating condition and repair (except for ordinary wear and tear and except for defects which do not interfere with the use thereof in the conduct of normal operations of the Company), and are adequate for the uses to which they are being put.

         3.12.(c)  Real Property.  The Company does not own any real property.
    Schedule 3.12.(c) sets forth all real property which is leased by Company, including the material terms of such lease, and each such Schedule contains a description of all plants and buildings contained thereon (such property leased by Company is referred to as the "Real Property"). To the extent required under state or local law, there are in effect duly issued certificates of occupancy permitting the real property and improvements thereon to be legally used and occupied as the same are now constituted.

    3.13. Insurance. Schedule 3.13 contains a complete and correct list and summary description of all insurance policies maintained at present by or on behalf of the Company. The Company has made available to Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and no premiums due thereon are past due. The Company has received no notice of cancellation, termination or non-renewal with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Company is a party and are valid, outstanding and enforceable policies. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the past two (2) years. Except for the Worker's Compensation CNA policy and the General Liability CNA Policy, no such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment arising out of events arising prior to the date hereof. Schedule 3.13 indicates each policy as to which the coverage limit has been reached or the total incurred losses to date equal 75% or more of the coverage limit. There is no claim by the Company pending under any such policy as to which coverage has been denied or disputed by the underwriters of such policies.

    3.14.     Material Contracts.  Schedule 3.14 contains a list of:

         (i) all leases of personal property involving a consideration in excess of $10,000 or involving performance over a period of more than 24 months;

         (ii) all contracts and agreements with current officers, other employees, consultants, agents, contractors, advisors, sales representatives, distributors, or dealers of the Company other than (x) contracts which by their terms are cancelable by the Company with notice of not more than 90 days and (y) contracts which provide for payments based solely on products sold and require no minimum payments;

         (iii) all collective bargaining agreements with any labor union currently representing employees of the Company;

         (iv) all mortgages, indentures, pledges or security agreements, notes, loan agreements or guarantees of the obligations of third parties binding upon the Company or similar documents relating to borrowed money to which the Company is a party or by which any of its assets are bound, restricted or encumbered;

         (v)  joint venture and similar agreements to which Company is a party;

         (vi) supply, distribution or sales agreements or commitments to customers involving in excess of $100,000 worth of product per year;

         (vii) purchase agreements or commitments for inventory items or supplies involving in excess of $100,000 worth of product per year;

         (viii) license or other agreements of the Company providing in whole or in part for the use of any patents, trademarks, trade names, service marks, copyrights, inventions, trade secrets or other proprietary know-how or other intellectual property, whether the Company is the licensor or the licensee thereunder, and all settlements, consents or forbearance to sue agreements relating thereto;

         (ix) any other contract or agreement entered into involving an estimated total future payment or payments to or from the Company in excess of $200,000; and

         (x) all guarantees of payment or performance of any person, including agreements to indemnify any person or act as surety or be contingently liable for the obligations of any person.

    The contracts set forth on Schedule 3.14, together with the leases of Real Property described on Schedule 3.12.(c), are collectively referred to as the "Material Contracts." The Company has made available to Buyer true and correct copies of all Material Contracts. To the Knowledge of the Shareholders, neither the Company nor any other person is in default under any Material Contract, except for such defaults as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the business of the Company.

    3.15. Labor Relations and Employment. Except to the extent set forth in Schedule 3.15: (i) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company; (ii) there is no labor strike, dispute, slowdown, stoppage, lockout pending or, to the Knowledge of the Shareholders, threatened against or affecting the Company; (iii) to the Knowledge of the Shareholders, there is no question concerning representation of such employees; (iv) there is no unfair labor practice charge or complaint pending against the Company or, to the Knowledge of the Shareholders, threatened before the National Labor Relations Board or any similar state or foreign agency; (v) there is no grievance arising out of any collective bargaining agreement or other grievance procedure which, if adversely determined, would have a Material Adverse Effect; (vi) no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices which, if adversely determined, would have a Material Adverse Effect; and (vii) the Company has not received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company nor is such an investigation in progress

    3.16.     Employee Benefit Plans.

         3.16.(a) For purposes of this Section 3.16, the following terms have the meanings set forth below:

              "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by the Company.

              "Company Plan" means all Plans of which the Company or an ERISA Affiliate of the Company is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

              "Company VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

              "ERISA Affiliate" means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under IRC Section 414.

              "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37)(A).

              "Other Benefit Obligations" means all obligations, arrangements or customary practices, whether or not, legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees or agents, other than obligations, arrangements and practices that are embodied in Plans.

              "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

              "Pension Plan" has the meaning set forth in ERISA Section
          3(2)(A).

              "Plan" has the meaning set forth in ERISA Section 3(3).

              "Plan Sponsor" has the meaning set forth in ERISA Section
          3(16)(B).

              "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

              "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multiemployer Plans.

              "VEBA" means a voluntary employees' beneficiary association under IRC Section 501(c)(9).

              "Welfare Plan" has the meaning set forth in ERISA Section  3(1).

         3.16.(b) Schedule 3.16 contains a true and complete list of all Company Plans and Company VEBAs of which the Company or any ERISA Affiliate is or was a Plan Sponsor, or in which the Company or any ERISA Affiliate participates or has participated, or to which the Company or any ERISA Affiliate contributes or has contributed and in which employees of the Company participate, and identifies as such all Company Plans that are (i) defined benefit Pension Plans, (ii) Qualified Plans other than Pension Plans or (iii) Multiemployer Plans.

         3.16.(c) With respect to Company Plans and Company VEBAs identified in Schedule 3.16, Shareholders have delivered or made available to Buyer, or will deliver or make available to Buyer within three days of the date of this Agreement:

                   (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation or Company VEBA and of any related trust, including:

                        (A)  all plan descriptions and summary plan
         descriptions of Company Plans which Shareholders or the Company is required to prepare, file and distribute, and

                        (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations and Company VEBAs for which a summary plan description is not required;

                   (ii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates of the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                   (iii) all insurance policies purchased by or to provided benefits under any Company Plan;

                   (iv) all Contracts with third party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Company Plan, Company Other Benefit Obligations or Company VEBA;

                   (v) the most recent reports submitted by third party administrators, actuaries, investment managers, consultants or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation or Company VEBA;

                   (vi) the most current form 5500 with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

                   (vii) all notices that were given by the Company or any ERISA Affiliate of the Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the two years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.16;

                   (viii) all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, any ERISA Affiliate of the Company or any Company Plan within the two years preceding the date of this Agreement;

                   (ix) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Company Plan that is a Qualified Plan; and

                   (x) with respect to Title IV Plans, the most recent Form PBGC-1.

         3.16.(d) With respect to employees of the Company, except as set forth in Schedule 3.16:

                   (i) The Company has performed, in all material respects, its respective obligations under all Company Plans, Company Other Benefit Obligations and Company VEBAs. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs and Obligations that have accrued but are not due.

                   (ii) The Company, with respect to all Company Plans, Company Other Benefit Obligations and Company VEBAs, is and each Company Plan, Company Other Benefit Obligation and Company VEBA in which the Company participates or to which it contributes is in material compliance with ERISA, the IRC and other applicable laws, including the provisions of such laws expressly mentioned in this Section 3.16, including that:

                        (A) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under IRC Section 4975(c) have occurred with respect to any Company Plan.

                        (B) Neither any Shareholder nor the Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 or the IRC.

                        (C) Neither any Shareholder nor the Company has any liability to the PBGC with respect to any Plan or has any liability under ERISA Section 502 or Section 4071 other than routine claims for benefits.

                        (D) All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                        (E) All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations and Company VEBAs are deductible under IRC Section 162 or Section
          404. No amount, or any asset of any Company Plan or Company VEBA is subject to tax as unrelated business taxable income.

                   (iii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan, Company Other Benefit Obligation or Company VEBA is pending or, to Shareholders' Knowledge, is threatened.

                   (iv) Each Company Plan which is a Qualified Plan is substantially in compliance with IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a) and each such Plan has been substantially operated in compliance with applicable laws.

                   (v) The Company and each ERISA Affiliate of the Company has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and IRC Section 402.

                   (vi) The Company has paid all amounts due to the PBGC pursuant to ERISA Section 4007.

                   (vii) Neither the Company nor any ERISA Affiliate of the Company has ceased operations at any Facility or has withdrawn from any Title IV Plan in a manner that would subject any such entity or Shareholders to liability under ERISA Section 4062(e), Section 4063, or
    Section  4064.

                   (viii) Neither the Company nor any ERISA Affiliate of the Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 402 for the termination of, or the appointment of a trustee to administer, any Company Plan.

                   (ix) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or IRC Section 401(a)(29).

                   (x) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

                   (xi) The actuarial report for each Pension Plan of the company and each ERISA Affiliate of the Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

                   (xii) Since the last valuation date for each Pension Plan of the Company and each ERISA Affiliate of the Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase, except insofar as such event or circumstance has occurred as a result of the operation of the Plan.

                   (xiii) Except with respect to the transaction contemplated by this Agreement, no reportable event (as defined in ERISA
    Section  4043 and in regulations issued thereunder) has occurred.

                   (xiv) Except with respect to annual premiums, neither any Seller nor the Company has Knowledge of any facts or circumstances that may give rise to any liability of any Shareholder, the Company or Buyer to the PBGC under Title IV of ERISA.

                   (xv) Neither the Company nor any ERISA Affiliate of the Company has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any liability of either the Company or Buyer to a Multiemployer Plan.

                   (xvi) Neither the Company nor any ERISA Affiliate of the Company has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

              (xvii) Except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

              (xviii)   The Company has substantially complied with the
    provisions of ERISA Section 601 et seq. and IRC Section  4980B.

    3.17. Employment Compensation. Schedule 3.17 contains a true and correct list of all employees to whom Company is paying compensation, including bonuses and incentives, at an annual rate in excess of Two Hundred Thousand Dollars ($200,000) for services rendered or otherwise.

    3.18.     Intellectual Property.

         3.18.(a) Patents. The Company has no patents. To the Shareholders' Knowledge, none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other person.

         3.18.(b) Trademarks. The Company has no registered trademarks or service marks. To the Shareholders' Knowledge, none of the trademarks, service marks or trade names, if any, used by the Company infringes or has been alleged to infringe any trade name, trademark, or service mark of any other person.

         3.18.(c) Copyrights. The Company has no registered copyrights. To the Shareholders' Knowledge, no person has alleged that the Company infringes any copyright of any third party.

    3.19. Product Warranty and Product Liability. Schedule 3.19 contains a description of all product liability claims and similar litigation relating to products manufactured or sold, or services rendered, which are presently pending or which to Shareholders' Knowledge are threatened against Company, in which a party thereto either requests injunctive relief or alleges damages. None of the Company's products has been the subject of any replacements outside of the ordinary course of business, field campaign retrofit, modification or recall campaign by Company.

    3.20. Affiliates' Relationships to Company. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 3.20. For purposes hereof, "Affiliate" shall mean Shareholders and any of their subsidiary or affiliated entities.

    3.21. No Brokers or Finders. Other than Dillon, Read & Company, Inc., the fees and expenses of which will be paid by Shareholders, neither Company nor any of its directors, officers, employees, Shareholders or agents has retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

    3.22. Representations and Warranties Regarding S-F Holding. Ticonderoga represents and warrants as follows:

         3.22.(a) Financial Statements. The financial statements of S-F Holding for the fiscal year ending December 31, 1996 (the "S-F Holding Financials"), a copy of which has been presented to Buyer, are full, complete and accurate in all material respects and fully present in accordance with GAAP, the assets and liabilities of S-F Holding as of such date. There has been no material change in the assets and liabilities of S-F Holding since the date of the S-F Holding Financials. S-F Holding has no other liabilities, commitments or obligations of any type or description other than those contained in the S-F Holding Financials or as disclosed in
    Schedule 3.22.

         3.22.(b) Conduct of S-F Holding. S-F Holding conducts no business other than holding a membership interest in Company. S-F Holding has not violated any Law. No Litigation is pending or threatened against S-F Holding. S-F Holding has no employees.

         3.22.(c) Ownership of S-F Holding. The authorized capital stock of S-F Holding consists entirely of 5,000 shares of common stock $.01 par value, of which 1,000 shares are issued and outstanding, all of which are owned beneficially and of record by Ticonderoga, free and clear of all Liens (as defined in Section 3.12), including, without limitation, voting trusts, agreements or proxies. No party has any right to purchase or acquire in any manner any capital stock of S-F Holding, and S-F Holding has no obligation to issue capital stock to any person or entity.

    3.23. Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.

    3.24. Open Orders. The Company has made available to Buyer a true and complete copy of the Company's backlog report. The orders reflected in the backlog report are valid and have not been cancelled. The Company has no obligation to make any payments to representatives or any other person on or with respect to orders shown in the backlog report. To Shareholders' Knowledge there is no loss associated with orders reflected in the backlog report which under GAAP should be reflected in the Company's financial statements. None of the open orders contains any provision giving any person the right to terminate such order solely by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

    3.25. Certain Payments. Neither the Company nor any director, officer, agent or employee of the Company or to the Shareholders' Knowledge any other person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for the Company, or (iv) in violation of any law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

    3.26. Disclosure. No representation or warranty of Shareholders in this Agreement and no statement in the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.  REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer makes the following representations and warranties to the Shareholders, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, and shall survive the Closing of the transactions provided for herein.

    4.1. Corporate.

         4.1.(a)   Organization.  Buyer is a corporation duly organized,
    validly existing and in good standing under the laws of the State of Delaware.

         4.1.(b)   Corporate Power.  Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

    4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

    4.3. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

    4.4. Investment Intent. The Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

    4.5. No Conflict; Required Consents and Filings. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby and compliance by the Buyer with any of the provisions hereof will not (i) conflict with or violate the organization documents or by-laws of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing or registration with, or notification to, any governmental entity other than those required under the HSR Act, (iii) violate any order, writ, injunction, decree, statue, rule or regulation applicable to the Buyer or any of its properties or assets, or (iv) violate any note, bond, mortgage, indenture, material leases or other material agreement of the Buyer.

5.  COVENANTS OF THE BUYER

    The Buyer covenants to the Shareholders and the Company that, except as otherwise consented to in writing by the Shareholders after the date of this
Agreement:

    5.1. Cause Conditions to be Satisfied. The Buyer will use its commercially reasonable efforts to cause all of the conditions described in Section 8 of this Agreement to be satisfied prior to or on the Closing Date.

    5.2. Consents. The Buyer shall use its commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby, including without limitation using commercially reasonable efforts to obtain all material consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein.

    5.3. Confidentiality.

         5.3.(a)   Buyer will cause its respective officers, directors,
    employees, affiliates and agents to, hold in confidence and not reveal to any third parties any knowledge or information of a confidential nature with respect to this Agreement, or prior to the Closing, of the business, products, know-how and methods of operation of the Company, and will not disclose, publish or make use of the same, provided, however, that the foregoing shall not be applicable to any disclosure or use of confidential information or knowledge that can be demonstrated to have (i) been publicly known prior to the date of this Agreement, (ii) become well known by publication or other wise not due to the unauthorized act or omission on the part of the Buyer or the other parties that are subject to this covenant, or (iii) been supplied to the Buyer by a third party without violation of the rights of the Company, the Shareholders or any other party. Notwithstanding anything else to the contrary contained herein, the parties agree that the remedy at law for any breach by Buyer of this
    Section 5.3 shall be inadequate and that the aggrieved party shall be entitled to injunctive relief in addition to any other remedy. The Buyer shall not be in violation of this Agreement if it complies with any request or requirement (by interrogatories, subpoenas or other request pursuant to any federal or state statute or regulation or otherwise) to disclose confidential information to any tribunal, administrative agency or other governmental body in the United States, provided that Buyer shall have promptly provided the other parties to this Agreement with written notice of such request or requirement, and provided further that Buyer complied with such request or requirement as nearly as reasonably practical at the end of the period within which they may have responded (it being agreed that neither shall be under an obligation to seek to extend any such response period).

         5.3.(b) In the event this Agreement is terminated, the Buyer agrees to return promptly, if so requested by the Company, every document furnished to the Buyer or its officers, directors, employees, affiliates and agents in connection with the transactions contemplated hereby, including, but not limited to, any information provided to the Buyer by or on behalf of the Company or the Shareholders in the form of computer tapes or computer diskettes and any copies thereof which have been made.

    5.4. HSR Filing. The Buyer will timely and promptly make all filings which are required under the HSR Act. The Buyer will furnish to the Company such reasonably necessary information and reasonable assistance as the Company may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. The Buyer will supply the Company with a copy (cleansed of confidential or proprietary information), of any correspondence, filing or communication (or memorandum setting for the substance thereof) between the Buyer or its representatives, on the one hand, and the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transaction contemplated hereby to the extent that any such correspondence, filing, communication or memorandum is required by the Company to meet its obligations under the HSR Act.

    5.5. Employee Matters. The Buyer acknowledges that it shall be the Buyer's responsibility to provide any notice of layoffs or plant closing that might be required pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the Wisconsin Business Closing Law, as amended, and the rules and regulations promulgated thereunder.

    5.6. Shareholders' Representations and Warranties. The Buyer hereby acknowledges and agrees that, except as specifically set forth in Section 3 hereof, and notwithstanding anything contained in any document previously provided to Buyer, including, without limitation, the Offering Memorandum, circulated by Dillon, Read & Co., Inc., NEITHER SHAREHOLDERS NOR COMPANY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE SHARES OR THE VALUE THEREOF, OR WITH RESPECT TO THE COMPANY.

6.  COVENANTS OF SHAREHOLDERS AND THE COMPANY

    6.1. Access to Information and Records. During the period prior to the Closing, upon reasonable advance notice, Shareholders shall cause Company to give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may reasonably request) and (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires.

    6.2. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer, Company covenants as follows, and Shareholders shall cause each of the following to occur: (a) the Company's business will be conducted only in the ordinary course;
(b) the Company will not enter into, adopt or amend any employee benefit plan, agreement or arrangement, enter into or amend any employment contracts, or increase the salaries or compensation of its officers or employees, other than ordinary increases in salaries in accordance with past practices and other then bonuses accrued for in the Final Closing Balance Sheet; (c) the Company shall not incur any liability for borrowed money or encumber any of its assets, except in the ordinary course of business consistent with past practice; (d) the Company will use commercially reasonable efforts to preserve its business organization intact, to keep available the service of its officers and employees and to preserve the goodwill of suppliers, customers and others doing business with it; (e) the Company will not enter into any agreement for the purchase, sale or other disposition, or purchase, sell or dispose of, any equipment, supplies, inventory, investments or other assets, other than sales of inventory and purchases of materials and supplies in the ordinary course of business and other than as set forth in the Company's capital expenditure plan; (f) no change shall be made in the Charter Documents of the Company; (g) no change shall be made in the membership interests of Company, nor shall Company enter into or grant any options, calls, contracts or commitments of any character relating to any membership interest; and (h) except as otherwise contemplated herein, no distribution or payment shall be declared or paid in respect of the membership interests of Company.

    6.3. Consents.   Company and Shareholders will use their commercially
reasonable efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

    6.4. No Negotiations. For the period from the date hereof up to and including the Closing Date, neither Company nor any Shareholder will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company's assets or business or any part thereof or any equity securities of Company (an "acquisition proposal"), and Company and Shareholders shall immediately advise Buyer of the receipt of any acquisition proposal.

    6.5. Other Action. Company and Shareholders shall use their commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions described in Section 7 hereof.

    6.6. Disclosure Schedules. From the date hereof to the Closing Date, Shareholders and Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules.

    6.7. HSR Filing. Company will timely and promptly make all filings which are required under the HSR Act. Company will furnish to Buyers such necessary information and assistance as the Buyer may reasonably request in connection with this preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the HSR Act. Company will supply the Buyer with a copy (cleansed of confidential or proprietary information) of any correspondence, filing or communication (or memorandum setting forth the substance thereof) between Company or its representatives, on the one hand, the FTC or the DOJ or any other governmental agency or authority or member of their respective staffs, on the other hand, with respect to this Agreement, the transaction contemplated hereby to the extent that any such correspondence, filing, communication or memorandum is required by the Buyer to meets its obligations under the HSR Act.

    6.8. Covenant of Confidentiality. No Shareholder shall anytime subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, disks or programs containing any confidential information concerning Company. For purposes of this Section 6.8, "confidential information" shall mean and include, all Intellectual Property in which Company has an interest, all customer lists and customer information, and all other information concerning Company's processes, apparatus, equipment, packaging, products and distribution methods, not previously disclosed to the public directly by Company.

7.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

    Unless waived in writing by Buyer, each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

    7.1. Representations and Warranties True of the Closing Date. Each of the representations and warranties made by Shareholders and Company in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, and except for any changes permitted or contemplated by the terms of this Agreement or consented to in writing by Buyer.

    7.2. Compliance With Agreement. Shareholders and Company shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.

    7.3. Absence of Injunction. No preliminary or permanent injunction or other order of any court restraining or prohibiting consummation of transactions contemplated hereby shall be in effect.

    7.4. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired or been terminated.

8.  CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS

    Each and every obligation of Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

    8.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

    8.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents and payments specified in Section 10.

    8.3. Absence of Injunction. No preliminary or permanent injunction or other order of any court restraining or prohibiting consummation of the transactions contemplated hereby shall be in effect.

    8.4. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired or been terminated.

9.  INDEMNIFICATION

    9.1. By Shareholders. Subject to the terms and conditions of this Article 9, each Shareholder, jointly and severally, shall indemnify and hold harmless Buyer against all Losses incurred by Buyer, directly or indirectly, by reason of, arising out of or resulting from (a) the breach of any representation or warranty of any Shareholder or Company contained in or made pursuant to this Agreement, (b) the breach of any covenant of any Shareholder or the Company contained in this Agreement, or (c) the circumstances described in Section 9.5 in the case of certain environmental matters. Regardless of the foregoing, however, breaches of representations and warranties contained in Section 3.2 and
Section 3.22 hereof shall be subject only to several indemnification by the respective Shareholder who shall have made and breached such representations and warranties. Additionally, Losses in excess of the amount remaining in the Escrow Account at any time shall be the several (and not the joint and several) obligation of the Shareholders. As used in this Article 9, the term "Losses" shall mean (i) all debts, liabilities and obligations; (ii) all losses, damages (but excluding consequential damages), judgments, awards, settlements, costs and reasonable expenses, including court costs and reasonable attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

    9.2. By Buyer. Subject to the terms and conditions of this Article 9, Buyer hereby agrees to indemnify and hold harmless each Shareholder from and against all Losses incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, (b) the breach of any covenant of Buyer contained in this Agreement, or (c) the ownership and operation of the Company after the Closing Date.

    9.3. Claims for Indemnification.

         9.3.(a)   Notice and Defense.  Whenever any Loss shall arise which is subject to indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the Loss and, when known, the facts constituting the basis for such Loss. In the event of any Loss giving rise to a claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount of the potential liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) unless suit shall have been entered against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in this Section 9.3.
    If a firm written offer (which contains appropriate releases) is made to settle any such third party claim or legal proceeding, and the Indemnified Party unreasonably refuses to consent to such settlement offer, then: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim or legal proceeding; and (ii) the maximum liability of the Indemnifying Party relating to such third party claim or legal proceeding shall be the amount of the proposed settlement.

         9.3.(b)   Defense by Indemnifying Party.  In connection with any claim giving rise to a right of indemnification hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

         9.3.(c)   Manner of Indemnification.  All indemnification obligations of the Shareholders shall be effected initially by payments from the Escrow Account. Immediately following or simultaneously with the payments required by Sections 2.3.(i) and 2.3.(ii), if any, the Escrow Account shall be reduced to $2,500,000. On or immediately following the first anniversary of the Closing Date, the Escrow Account shall be reduced to zero, plus an amount reasonably required to cover any claims for indemnification then pending. The Escrow Account shall have sub-accounts (one for each Shareholder) and the amount of each sub-account shall be based on the interest of each Shareholder in the Escrow Account (as set forth in Schedule 2.1.(b)), except that an indemnification obligation as to which a Shareholder has several liability under Section 3.2 or Ticonderoga has several liability under Section 3.22 shall be charged solely to the sub-account of the Shareholder who made and breached the representation. The foregoing notwithstanding, if a Shareholder with respect to Section 3.2 or Ticonderoga with respect to Section 3.22 incurs an indemnification obligation which is satisfied from the Escrow Account, such shareholder or Ticonderoga hereby agrees to promptly pay to the Escrow Agent, to restore the Escrow Account, the amount of the several indemnification obligation so satisfied. Following exhaustion or distribution of the Escrow Account, the Shareholders shall be liable only severally (and not jointly and severally) for the indemnification obligation created hereby. For this purpose, the several liability of each Shareholder shall be such Shareholder's share of the remaining indemnification obligation based upon the respective membership interests of the Shareholders in the Company set forth in Schedule 2.1.(b). In no event shall the aggregate indemnification obligation of any Shareholder exceed such Shareholder's share of the Purchase Price.

    9.4. Limitations on Indemnification.

         9.4.(a)   Time Limitation.  No claim or action shall be brought under this Article 9 for breach of a representation or warranty after the lapse of twelve (12) months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

              (i) There shall be no time limitation on claims or actions brought for breach of any representation or warranty made by Shareholders pursuant to Section 3.2 or Ticonderoga pursuant to
         Section 3.22.

              (ii) Any claim or action brought for breach of any representation or warranty made by Shareholders in or pursuant to Section 3.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

              (iii) Any claim or action brought for breach of any representation or warranty made by Shareholders in or pursuant to
         Section 3.11.(c) or with respect to the indemnification obligation (referred to in Section 9.1.(c)) which arises out of the Shareholders' undertaking in Section 9.5 with respect to certain environmental matters may be brought until the third anniversary of the Closing Date.

              (iv) Any claim made by a party hereunder by a demand for arbitration in accordance with Article 12 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

         9.4.(b)   Amount Limitation.  Except with respect to claims for
    breaches of representations or warranties contained in Sections 3.2 and 3.22, an Indemnified Party shall not be entitled to indemnification under this Article 9 for breach of a representation or warranty (i) unless the individual claim exceeds $25,000, and (ii) only to the extent that the aggregate of all the Indemnified Party's individual indemnification claims exceeds $250,000.

         9.4.(c)   Other Limitations.   The indemnification obligation of an
    Indemnifying Party shall be reduced by any insurance recovery or other recovery received by the Indemnified Party for the Loss. The parties acknowledge and agree that their respective, sole and exclusive remedies with respect to Claims under this Agreement shall be the indemnification provision set forth in this Section 9, and the parties further agree that no party shall be entitled to any consequential or punitive damages.

    9.5. Shareholders' Indemnification Obligation for Certain Disclosed Environmental Matters. If Buyer or the Company incurs any Loss, including statutory or other legal liabilities or obligations arising with respect to the environmental conditions described in Schedule 9.5 (the "Environmental Conditions"), Shareholders will be responsible for such Loss pursuant to the indemnification provisions of this
Article 9 (including Sections 9.4.(a) and 9.4.(b)), but only if all of the following conditions are satisfied:

         (i) The Loss must be incurred within three years of the Closing Date or arise in connection with a legal or administrative proceeding in which the Company has been made a party which has been commenced by a third party or a governmental agency within three years of the Closing Date.

         (ii) The Loss must arise in response to a claim from a third party or governmental agency that the Company is responsible for remediation or is obligated to contribute to the remediation of the Environmental Conditions, or fines and/or penalties arising out of the Environmental Conditions.

         (iii) The Buyer must act in good faith, assert any defenses and make good faith efforts to resist the claims described in (i) and (ii) above and otherwise to mitigate the Loss.

         (iv) The Buyer must have been unsuccessful, after having made good faith efforts, in recovering part or all of its Loss (or otherwise reducing or avoiding its Loss) from parties who have responsibility for such Environmental Conditions through any legal means, including but not limited to indemnification or hold harmless agreements, lease provisions, asset transfer provisions or because of their status as prior owners or operators of the Facilities. In the case of the Wisconsin Environmental Conditions this includes Stolper Industries, Inc. and Cascade Properties, LLC and in the case of the Arizona Environmental Conditions it includes Daniel Wheeler and Allied Signal and its relevant affiliates.

10. CLOSING

    The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, Milwaukee, Wisconsin, at 9:00 A.M. on October 29, 1997, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

    10.1. Documents to be Delivered by Company and Shareholders. At the Closing, Company and Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

         10.1.(a) Stock Certificate(s). A stock certificate or certificates representing Ticonderoga's shares in S-F Holding, duly endorsed for transfer or with duly executed stock powers attached.

         10.1.(b) Unit Certificates. Certificates representing the units or membership interests of the Direct Shareholders in the Company, duly endorsed for transfer or with duly executed transfer powers attached.

         10.1.(c) Compliance Certificate. A certificate signed by each Shareholder that each of the representations and warranties made by Shareholders and the Company in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company and Shareholders have performed and complied with all of Company's and Shareholders' obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

         10.1.(d) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Company, Wedel and Drury; Cahill Gordon & Reindel, counsel to Ticonderoga, Lexington & SBC and Quarles & Brady, counsel to Stolper, dated as of the Closing Date, addressed to Buyer, substantially in the form of Schedules 10.1.(d) hereto.

         10.1.(e) Certified Resolutions. Certified copies of the Consent Actions of the Members of Company and the shareholders and directors of S-F Holding, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

         10.1.(f) Escrow Agreement. The Escrow Agreement duly executed by Shareholders and Firstar Bank Milwaukee, N.A. (the "Escrow Agent") in the form of Schedule 10.1.(f) hereto.

         10.1.(g) Articles; By-Laws. A copy of the Operating Agreement of Company certified by the Secretary of Company, and a copy of the Articles of Organization of Company certified by the Wisconsin Department of Financial Institutions.

         10.1.(h) Resignations. The resignations of Jan Wedel and David J. Drury as officers of the Company, effective as of the Closing Date and in form satisfactory to Buyer's counsel.

         10.1.(i) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         10.1.(j) Records. All minute books, stock or share record books and other books and records of the Company and S-F Holding.

         10.1.(k) Consents of Lessors. Any consents required under the leases of the Real Estate, which consents shall be in a form reasonably acceptable to Buyer.

         10.1.(l) FAA Letters. Letters from the Regional Office of the FAA relating to the Company's FAA certificates, which letters shall be in a form reasonably acceptable to Buyer.

         10.1.(m) Non-Compete Agreements. Non-compete agreements acceptable to Buyer executed by Drury, Wedel and Stolper.

    10.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

         10.2.(a) Cash Purchase Price. To accounts designated by Shareholders, the Shareholders' Agents and the Escrow Agent, the wire transfers as required by Sections 2.2.(a), 2.2.(b) and 2.2.(c) hereof.

         10.2.(b) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Shareholders), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

         10.2.(c) Opinion of Counsel. A written opinion of Ballard, Spahr, Andrews & Ingersoll, counsel to Buyer, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit 10.2.(c) hereto.

         10.2.(d) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

         10.2.(e) Escrow Agreement. The Escrow Agreement duly executed by Buyer and the Escrow Agent in the form of Schedule 10.1.(f) hereto.

         10.2.(f) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company or Shareholders by Buyer pursuant to the terms hereof.

         10.2.(g) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

11. TERMINATION

    11.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
Closing:

         11.1.(a)  by mutual written agreement of Buyer and Shareholders, or

         11.1.(b) by either Buyer or Shareholders if the Closing shall not have occurred on or before November 15, 1997, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

    11.2.     Termination for Breach.

         11.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by any Shareholder or Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer within the time period provided for the satisfaction of such condition and which has not been so waived, or (iii) Company or any Shareholder shall have attempted to terminate this Agreement under this Article 11 without grounds to do so, then Buyer may, by five days prior written notice to Shareholders at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11.2(c) hereof.

         11.2.(b) Termination by Shareholders. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Shareholders or (ii) there has been a failure of satisfaction of a condition to the obligations of Shareholders within the time period provided for the satisfaction of such condition and which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 11 or otherwise without grounds to do so, then Shareholders may, by five days prior written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11.2(c) hereof.

         11.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 11.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all Losses asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation.

12. RESOLUTION OF DISPUTES

    12.1. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding and confidential arbitration held in Milwaukee, Wisconsin, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically provided otherwise in this
Article 12.

    12.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $250,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

    12.3. Expenses of Arbitration. Each party shall initially bear its own costs and expenses of arbitration; however, the arbitrator(s) shall have the authority to award the prevailing party (if a prevailing party is determined to exist by the arbitrator) at any proceeding or action under this Article 12 all legal and accounting fees, expenses and other out-of-pocket costs incurred by such party, including any costs and fees incurred by and payable to the arbitrator(s), in such proceedings or actions, in addition to any other damages or relief awarded, regardless of whether such proceeding or action results in a final judgment, in each case in such amount as the arbitrator(s) determines to be reasonable.

13. MISCELLANEOUS

    13.1. Disclosure Schedule. The Schedules have been compiled in a bound volume (the "Disclosure Schedules"), executed by Shareholders and dated and delivered to Buyer on the date of this Agreement.

    13.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company and Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

    13.3. Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by Buyer, Company or Shareholders shall be subject to the approval of the other parties in all essential respects, except that approval of the Shareholders or Company shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, a stock exchange on which Buyer's shares are traded or that Buyer or its affiliates may be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or a stock exchange on which Buyer's shares are traded.

    13.4.     Assignment; Parties in Interest.

         13.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer or S-F Holding to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such assignee, to Shareholders hereunder.

         13.4.(b) Parties in Interest. This Agreement shall be binding upon,inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

    13.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

    13.6. Amendment and Modification. Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Shareholders' Agents; provided, however, that Buyer may, in Buyer's discretion, require the execution of any amendment by all the Shareholders personally.

    13.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.
The respective addresses to be used for all such notices, demands or requests are as follows:

         (a)  If to Buyer, to:

              The Triumph Group Operations, Inc.
              Four Glenhardie Corporate Center
              1255 Drummers Lane, Suite 200
              Wayne, PA  19087-1565
              Attention:  Richard M. Eisenstaedt
              Facsimile:  610-975-0563

              (with a copy to)

              Ballard, Spahr, Andrews & Ingersoll
              1735 Market Street, 51st Floor
              Philadelphia, PA  19103
              Attention:  Edward D. Slevin
              Facsimile:  215-864-8999

or to such other person or address as Buyer shall furnish to Shareholders in writing.

         (b)  If to Company or to Shareholders:

              David J. Drury
              Stolper-Fabralloy Company
              115 N. Janacek Road
              Brookfield, WI  53045-6155
              Facsimile:  414-796-4268

              Jan Wedel
              5623 N. 52nd Place
              Paradise Valley, AZ  85253

              Stolper Industries, Inc.
              115 N. Janacek Road

              Brookfield, WI  53045
              Attention:  Lloyd A. Gerlach
              Facsimile:  786-9249

              Max O. Mitchell
              26210 Omar Drive N.E.
              Ft. Bragg, CA  95437
              Facsimile:  707-964-0835

              William Hinz
              11869 East Gold Dust Avenue
              Scottsdale, AZ  85259
              Facsimile:  602-391-1972

              SBC Warburg Dillon Read, Inc., Agent
              535 Madison Avenue
              New York, NY  10022
              Attention:  David Niemiec
              Facsimile:  212-906-8690

              Ticonderoga Partners III, L.P.
              c/o Ticonderoga Capital
              535 Madison Avenue
              New York, NY  10022
              Attention:  Peter Leidel
              Facsimile:  212-906-8690

              (with a copy to)

              Ronald L. Walter
              Foley & Lardner
              777 East Wisconsin Avenue
              Milwaukee, Wisconsin  53202-5367
              Facsimile: (414) 297-4900

or to such other person or address as Shareholders shall designate in accordance with this Agreement.

    If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

    13.8. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

         13.8.(a) Brokerage. Except as to Dillon Read & Company, Inc., who shall be compensated by Shareholders, Shareholders and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and Shareholders represent and warrant that there is no broker involved on behalf of Company) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

         13.8.(b) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

    13.9. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

    13.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    13.11. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

    13.12. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

    "Accounts Receivable" - Section 3.6
    "Adjusted Purchase Price" - Section 2.3
    "Ancillary Instruments" - Section 3.2.(a)
    "Closing" - Preamble to Article 10
    "Closing Date" - Article 10
    "Code" - Section 3.5(e)
    "Company Benefit Plans"  - Section 3.16
    "Consent" - Section 3.3.(b)
    "Disclosure Schedule" - Article 13.1
    "DOJ"  -  Section 5.4
    "Environmental Conditions" - Section 9.5
    "Environmental Laws" - Section 3.11.(c)
    "ERISA" - Section 3.16
    "Escrow Account" - Section 2.2.(a)
    "Escrow Agent"  -  Section 10.1(f)

    "Escrow Agreement" - Section 10.1(f)
     ----------------
    "Excess Working Capital" - Section 2.4.(a)(i)
     ----------------------
    "Excluded Debt" - Section 2.4.(a)(ii)
     -------------
    "FTC"  -  Section 5.4
     ---
    "Facilities"  - Recitals
     ----------
    "Final Closing Balance Sheet" - Section 2.4.(b)(i)
     ---------------------------
    "Financial Statements" - Section 3.4
     --------------------
    "GAAP" - Section 2.4.(b)(i)
     ----
    "Hazardous Activity" - Section 3.11.(c)
     ------------------
    "Hazardous Materials" - Section 3.11.(c)
     -------------------
    "HSR Act" - Section 3.3.(b)
     -------
    "Indemnified Party" - Section 9.3.(a)
     -----------------
    "Indemnifying Party" - Section 9.3.(a)
     ------------------
    "Intellectual Property"  - Section 3.18
     ---------------------
    "Knowledge" - Article 3
     ---------
    "Laws" - Section 3.11
     ----
    "Lien" - Section 3.12.(a)
     ----
    "Litigation" - Section 3.10
     ----------
    "Losses" - Section 9.1
     ------
    "Material Adverse Effect"  -  Section 3.8
     -----------------------
    "Material Contracts"  -  Section 3.14
     ------------------
    "Net Working Capital" - Section 1.4.(a)(i)
     -------------------
    "PBGC" - Section 3.16.(c)
     ----
    "Proposed Closing Balance Sheet" - Section 2.4.(b)(i)
     ------------------------------
    "Purchase Price" - Section 2.1
     --------------
    "Real Property" - Section 3.12.(c)
     -------------
    "Recent Balance Sheet" - Section 3.4
     --------------------
    "S-F Holding Financials"  -  Section 3.22.(a)
     ----------------------
    "Settlement Date" - Section 2.3
     ---------------
    "Shares"  -  Section 1
     ------
    "Shareholders' Accountants" - Section 2.4.(b)(ii)
     -------------------------
    "Taxes" - Section 3.5.(a)
     -----
    "Third Accounting Firm" - Section 2.4.(b)(iii)
     ---------------------

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                        THE TRIUMPH GROUP OPERATIONS, INC.


                        By   /s/ Richard C. Ill
                          --------------------------------

                        STOLPER-FABRALLOY COMPANY, LLC


                        By   /s/ Jan Wedel
                          --------------------------------


                        STOLPER INDUSTRIES, INC.


                        By   /s/ David J. Drury
                          --------------------------------


                        TICONDEROGA PARTNERS III, L.P.


                        By   /s/ Peter A. Leidel
                          --------------------------------


                        LEXINGTON PARTNERS IV, L.P.


                        By   /s/ David W. Niemiec
                          --------------------------------


                        SBC WARBURG DILLON READ, INC.


                        By   /s/ David W. Niemiec
                          --------------------------------


                             /s/ David J. Drury
                        ----------------------------------
                        David J. Drury


                             /s/ Max O. Mitchell
                        ----------------------------------
                        Max O. Mitchell


                             /s/ William J. Hinz
                        ----------------------------------
                        William J. Hinz


                        WEDEL ENTERPRISES, INC.


                        By   /s/ Jan Wedel
                          --------------------------------

                                   FIRST AMENDMENT
                                          TO
                               STOCK PURCHASE AGREEMENT
                                        DATED
                                   OCTOBER 23, 1997

         The Buyer and the Shareholders hereby agree that the Stock Purchase Agreement dated October 23, 1997 is hereby amended to the effect that the parenthetical phrase in Section 2.4.(a)(i) which reads "exclusive of current maturities of Excluded Debt" shall be amended to read "inclusive of current maturities of Excluded Debt."

         Dated this 29th day of October, 1997.

                             THE TRIUMPH GROUP OPERATIONS, INC.


                             By:   /s/ Richard C. Ill
                                ---------------------------------


                                   /s/ David J. Drury
                             ------------------------------------
                             David J. Drury, Individually and as
                             Shareholders' Agent


                                   /s/ Jan Wedel
                             ------------------------------------
                             Jan Wedel as Shareholders' Agent


                             STOLPER INDUSTRIES, INC.


                             By:   /s/ Lloyd Gerlach
                                ---------------------------------
                                Lloyd Gerlach


                             WEDEL ENTERPRISES, INC.


                             By:   /s/ Jan Wedel
                                ---------------------------------
                                Jan Wedel